As filed with the Securities and Exchange Commission on June 1, 2007.

Registration No. 333-118548

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________

STEEL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Kentucky	61-0712014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15415 Shelbyville Road

Louisville, Kentucky  40245

(Address of Principal Executive Offices, including Zip Code)

_______________

STEEL TECHNOLOGIES INC. 2000 STOCK OPTION PLAN

(Full title of the plan)

_______________

John M. Baumann, Jr.

Secretary and General Counsel

Steel Technologies Inc.

15415 Shelbyville Road

Louisville, Kentucky  40245

(Name and address of agent for service)

_______________

(502) 245-2110

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

On August 25, 2004, Steel Technologies Inc. (the "Company") filed a registration statement on Form S-8 (Registration No.: 333-118548 ) (this "Registration Statement"), with respect to 500,000 shares of the Company's common stock, no par value per share (the "Common Stock"), and related preferred share purchase rights, relating to the Steel Technologies Inc. 2000 Stock Option Plan (the "Plan").

On June 1, 2007, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 28, 2007, by and among the Company, Mitsui & Co. (U.S.A.), Inc., a New York corporation ("Mitsui"), and Bluegrass Acquisition, Inc., a Kentucky corporation and wholly-owned subsidiary of Mitsui ("Merger Sub"), Merger Sub merged with and into the Company (the "Merger") and the Company became a wholly-owned subsidiary of Mitsui.  At the effective time of the Merger, each share of common stock of the Company outstanding immediately prior to the Merger (other than shares owned by Mitsui & Co., Ltd, Mitsui or its subsidiaries, the Company and its subsidiaries, or by shareholders who perfected their dissenters' rights) was converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes.  Each Company stock option outstanding at the effective time of the Merger, whether vested or unvested, was cancelled and the holder thereof became entitled to an amount of cash, without interest and less any applicable withholding taxes, equal to the difference between $30.00 and the exercise price of such stock option. Additionally, each unvested share subject to a previously-granted restricted stock award and each deferred share of common stock credited to a director's account outstanding at the effective time of the Merger was cancelled in the Merger and the holder thereof became entitled to an amount in cash equal to $30.00 per share, without interest and less any applicable withholding taxes.

In connection with the closing of the Merger, the Company has terminated all offerings of its common stock pursuant to its existing registration statements, including this Registration Statement.  In accordance with an undertaking made by the Company in this Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company being registered which remain unsold at the termination of the offering subject to this Registration Statement, the Company hereby removes from registration all shares of the Common Stock registered under this Registration Statement that remain unsold as of the date this Post-Effective Amendment No. 1 to Form S-8 is filed with the Securities and Exchange Commission, together with the related preferred share purchase rights.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on this 1st day of June, 2007.

STEEL TECHNOLOGIES INC.

By:	/s/ Bradford T. Ray
Bradford T. Ray
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradford T. Ray	Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2007
Bradford T. Ray

/s/ Roger D. Shannon	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Roger D. Shannon		June 1, 2007

/s/ Toshio Mukai	Director
Toshio Mukai		June 1, 2007

/s/ Ichizo Kutsukake	Director
Ichizo Kutsukake		June 1, 2007

/s/ Motomu Takahashi
Motomu Takahashi	Director	June 1, 2007

/s/ Daisuke Saiga
Daisuke Saiga	Director	June 1, 2007